                                                                     EXHIBIT 4.2

                    FORM OF AUTHORIZED PARTICIPANT AGREEMENT

AUTHORIZED PARTICIPANT AGREEMENT (this "Agreement") dated as of [ ] among (i) [XYZ], a [ ] (the "Authorized Participant"), (ii) The Bank of New York, a New York Banking corporation acting in its capacity as trustee (in such capacity, the "Trustee") of the [ABC] trust (the "Trust"), a trust created under New York law pursuant to the provisions of the Depositary Trust Agreement (the "Trust Agreement") dated [ ], between the Trustee and Barclays Global Investors, N.A., a national banking association, in its capacity as sponsor of the Trust (in such capacity, the "Sponsor"), and (iii) the Sponsor.

                                 R E C I T A L S

         A. Pursuant to the provisions of the Trust Agreement, the Trust may from time to time issue or redeem equity securities representing an interest in the assets of the Trust ("iShares"), in each case only in aggregate amounts of [ ] (such aggregate amount, a "Basket"), and integral multiples thereof, and only in transactions with a party who, at the time of the transaction, shall have signed and in effect an Authorized Participant Agreement with the Trust.

         B. [XYZ] has requested to become an "Authorized Participant" with respect to the Trust (as such term is defined in the Trust Agreement), and the Sponsor and the Trustee have agreed to such request.

         NOW, THEREFORE, in consideration of the foregoing premises, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, hereto, intending to be legally bound, agree as follows:

         Section 1. Procedures. The Authorized Participant will purchase or redeem Baskets of iShares of the Trust in compliance with the Trust Agreement as supplemented by the Creation and Redemption Procedures attached to this Agreement as Schedule 1 (such procedures, as the same may be amended or modified from time to time in compliance with the provisions hereof and thereof, the "Procedures"), using the form attached thereto as Annex I in the case of an order to purchase one or more Baskets of iShares (the "Purchase Order"), or the form attached thereto as Annex II in case of an order to redeem one or more Baskets of iShares (the "Redemption Order"). All Purchase Orders and Redemption Orders (collectively, "Orders") shall be placed and executed in accordance with the Trust Agreement as supplemented by the Procedures.

         Section 2. Incorporation of Standard Terms. The Standard Terms attached hereto as Schedule 2 are hereby incorporated by reference into, and made a part of, this Agreement.

         Section 3. Conflicts Rules. In case of any inconsistency between the provisions of this Agreement and the Trust Agreement, the provisions of the Trust Agreement shall control. In case of inconsistency between the provisions incorporated by reference into this Agreement pursuant to Section 2 above and any other provision of this Agreement, the latter will control.

         Section 4. Authorized Representatives. Pursuant to Section 2.01 of the Standard Terms, attached hereto as Schedule 3 is a certificate listing the Authorized Representatives of the Authorized Participant.

         Section 5. Notices. Except as otherwise specifically provided in the Procedures, all notices required or permitted to be given pursuant hereto shall be given in writing and delivered by personal delivery or by postage prepaid registered or certified United States first class mail, return receipt requested, or by telex, telegram or facsimile or similar means of same day delivery (with a confirming copy by mail) addressed as follows:

                  (i)      If to the Trustee:

                           The Bank of New York 101 Barclay Street -- Floor 6E New York, NY 10286 Attn:
                           Telephone:
                           Facsimile:

                  (ii)     If to the Sponsor:

                           Barclays Global Investors, N.A.
                           45 Freemont Street
                           San Francisco, CA 94105
                           Attn:
                           Telephone:
                           Facsimile:

                           with a copy to:

                           Barclays Global Investors, N.A.
                           45 Freemont Street
                           San Francisco, CA 94105
                           Attn:  Legal Department
                           Telephone:
                           Facsimile:

                  (iii)    If to the Authorized Participant:

                           [XYZ]
                           [Address]
                           [City, State, ZIP]
                           Attn:
                           Telephone:
                           Facsimile:

or to such other address as any of the parties hereto shall have communicated in writing to the remaining parties in compliance with the provisions hereof.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

THE BANK OF NEW YORK, in its capacity as
Trustee of the [ABC] Trust,

By:
    ------------------------------
    NAME:
    TITLE:

BARCLAYS GLOBAL INVESTORS, N.A., in
its capacity as Sponsor

By:                                         By:
    ------------------------------              --------------------------------
    NAME:                                       NAME:
    TITLE:                                      TITLE:

[XYZ]

By: ------------------------------
    NAME:
    TITLE:

                                   Schedule 1

                       CREATION AND REDEMPTION PROCEDURES

                                TABLE OF CONTENTS

                                                                            PAGE

ARTICLE I        DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION......1

     Section 1.01.  Definitions...............................................1

     Section 1.02.  Interpretation............................................3

     Section 1.03.  Conflicts.................................................3

ARTICLE II      CREATION PROCEDURES...........................................3

     Section 2.01.  Initial Creation of iShares...............................3

     Section 2.02.  Subsequent Creation of iShares............................3

ARTICLE III     REDEMPTION PROCEDURES.........................................5

     Section 3.01.  Redemption of iShares.....................................5
                            iSHARES COMEX GOLD TRUST

                       CREATION AND REDEMPTION PROCEDURES

                                    ARTICLE I

             DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

         Section 1.01. Definitions. For purposes of these Procedures, unless the context otherwise requires, the following terms will have the following meanings:

"Authorized Participant" shall have the meaning ascribed to the term in Section
1.1 of the Trust Agreement.

"Authorized Participant Agreement" shall have the meaning ascribed to the term in Section 1.1 of the Trust Agreement.

"Authorized Representative" shall mean, with respect to an Authorized Participant, each individual who, pursuant to the provisions of the Authorized Participant Agreement between such Authorized Participant and the Trustee, has the power and authority to act on behalf of the Authorized Participant in connection with the placement of Purchase Orders or Redemption Orders and is in possession of the personal identification number (PIN) assigned by the Trustee for use in any communications regarding Purchase or Redemption Orders on behalf of such Authorized Participant.

"Basket" shall have the meaning ascribed to the term in Section 1.1 of the Trust Agreement.

"Basket Gold Amount" shall have the meaning ascribed to the term in Section 1.1 of the Trust Agreement.

"Business Day" shall have the meaning ascribed to the term in Section 1.1 of the Trust Agreement.

"COMEX" means Commodity Exchange, Inc., a subsidiary of New York Mercantile Exchange, Inc.

"COMEX Relevant Price" shall have the meaning ascribed to the term in Section
1.1 of the Trust Agreement.

"Creation" means the process that begins when an Authorized Participant first indicates to the Trustee its intention to purchase one or more Baskets pursuant to these Procedures and concludes with the issuance by the Trustee and Delivery to such Authorized Participant of the corresponding number of iShares.

"Creation and Redemption Line" shall mean a telephone number designated as such by the Trustee and communicated to each Authorized Participant in compliance with the notice provisions of the respective Authorized Participant Agreement.

"Custodial Account" shall mean the account established by the Trustee with the Custodian pursuant to the Custodian Agreement.

"Custodian Day" shall mean a day on which the facilities at which a Delivery of Gold is to take place to or by the Custodian on behalf of the Trust are open for business.

"Custodian" shall mean [ ], a [ ] organized under the laws of [ ], in its capacity as custodian under the Custodian Agreement, and any successor thereto in compliance with the provisions thereof.

                                      S1-1

"Custodian Agreement" shall mean the Custodian Agreement dated [ ], 200[ ] by and between the Trustee and the Custodian.

"Delivery" shall mean a delivery of Gold or Shares, as applicable, in each case effected according to the definition of "Deliver" in Section 1.1 of the Trust Agreement.

"DTC" shall mean The Depository Trust Company, its nominees and their respective successors.

"Fine Ounces" shall have the meaning ascribed to the term in Section 1.1 of the Trust Agreement.

"Gold" shall have the meaning ascribed to the term in Section 1.1 of the Trust Agreement.

"iShares" shall mean shares issued by the Trustee representing fractional, undivided interests in the net assets of the Trust.

"Initial Creation" shall mean the initial creation of iShares pursuant to the provisions of Section 2.01.

"Order Cut-Off Time" shall have the meaning ascribed to the term in Section 1.1 of the Trust Agreement.

"Order Date" shall have, (i) with respect to a Purchase Order, the meaning ascribed to the term in Section 2.3 of the Trust Agreement; and (ii) with respect to a Redemption Order, the meaning ascribed to the term in Section 2.6 of the Trust Agreement.

"Purchase Order" shall mean an order to purchase one or more Baskets in the form attached hereto as Annex I.

"Redemption Order" shall mean an order to redeem one or more Baskets in the form attached hereto as Annex II.

"Sponsor" shall mean Barclays Global Investors, N.A., a national banking association, in its capacity as sponsor under the Trust Agreement.

"Trustee" shall mean The Bank of New York, a New York banking corporation, in its capacity as Trustee under the Trust Agreement, and any successor thereto in compliance with the provisions thereof.

"Trust" shall mean the iShares COMEX Gold Trust, a trust governed by the provisions of the Trust Agreement.

"Trust Agreement" shall mean the Depositary Trust Agreement dated [ ], 200[ ] among the Trustee, the Sponsor, all owners and beneficial owners from time to time of iShares and all depositors.

"Unallocated Basis" shall have the meaning ascribed to the term in Section 1.1 of the Trust Agreement.

         Section 1.02.     Interpretation.  In these Procedures:

         Unless otherwise indicated, all references to Sections, clauses, paragraphs, schedules or exhibits, are to Sections, clauses, paragraphs, schedules or exhibits in or to these Procedures.

         The words "hereof", "herein", "hereunder" and words of similar import shall refer to these Procedures as a whole, and not to any individual provision in which such words may appear.

                                      S1-2

         A reference to any statute, law, decree, rule, regulation or other applicable norm shall be construed as a reference to such statute, law, decree, rule, regulation or other applicable norm as re-enacted, re-designated or amended from time to time.

         A reference to any agreement, instrument or document shall be construed as a reference to such agreement, instrument or document as the same may have been amended from time to time in compliance with the provisions thereof.

         Section 1.03.     Conflicts.    In case of conflict between any
provision of these Procedures and the terms of the Trust Agreement, the terms of the Trust Agreement shall control.

                                   ARTICLE II

                               CREATION PROCEDURES

         Section 2.01. Initial Creation of iShares. The initial creation of iShares will take place in compliance with such procedures as the Trustee, the Sponsor and the initial Depositor may agree.

         Section 2.02. Subsequent Creation of iShares. After the Initial Creation, the issuance and Delivery of iShares shall take place only in integral numbers of Baskets in compliance with the following rules:

         a. Authorized Participants wishing to acquire from the Trustee one or more Baskets shall place a Purchase Order with the Trustee no later than 4:00 p.m. (New York time) on any Business Day; provided, however, that only Purchase Orders received by the Trustee prior to the Order Cut-Off Time on a Business Day on which a COMEX Relevant Price is announced shall have such Business Day as the Order Date. Purchase Orders received by the Trustee on or after the Order Cut-Off Time on a Business Day, or on a Business Day on which COMEX does not announce a COMEX Relevant Price, shall be considered received at the opening of business on the next Business Day on which a COMEX Relevant Price is announced and shall have as their Order Date such next Business Day.

         b. For purposes of paragraph "a" above, a Purchase Order shall be deemed "received" by the Trustee only when each of the following has occurred:

                  (i) An Authorized Representative shall have placed a telephone call to the Trustee's Creation and Redemption Line informing the Trustee that the Authorized Participant wishes to place a Purchase Order for a specified number of Baskets, and the location or locations where the Authorized Participant intends to make Delivery of the Basket Gold Amount corresponding to each Basket (such locations to be limited to those where, in compliance with the Custodian Agreement, the Custodian is authorized to hold Gold on behalf of the Trust).

                  (ii) Within one hour following such telephone call, the Trustee shall have received, via facsimile or electronic mail message, a duly completed, irrevocable Purchase Order executed by an Authorized Representative of such Authorized Participant.

         c. The Trustee will ask the Custodian to confirm whether delivery can be made at the locations indicated by the Authorized Participant. The Custodian shall have no obligation to take delivery if the Custodian confirms to the Trustee that it cannot take delivery because of lack of capacity. For purposes of the foregoing sentence, there will be a lack of capacity if, after giving effect to the proposed delivery, the amount of Gold held at the relevant location would exceed: (i) the maximum amount of Gold

                                      S1-3
that can be physically stored in vaults available to the Custodian at such location or, in the case of Gold held for the Custodian at The Bank of England, the maximum amount of Gold belonging to the Trust that the Custodian has agreed to accept at that facility; and (ii) the maximum amount of gold that can be physically accepted on a given date at vaults available to the Custodian in the relevant location. The Custodian will also be deemed to lack "capacity" to accept additional Gold if, after giving effect to a new delivery, the value of Gold held in the Custodial Account would exceed $2 billion.

         d. Before accepting a Purchase Order, the Trustee shall make sure that there exists at least one location at which the Authorized Participant is willing to Deliver, and the Custodian is capable of accepting, the requisite amount of Gold in connection with such Purchase Order. Should the Trustee elect to accept the Purchase Order, it shall communicate its decision by sending to the Authorized Participant (with copies to the Custodian at the offices of the Custodian in New York and at each location at which the Authorized Participant will be expected to Deliver Gold pursuant to "c" above), via facsimile or electronic mail message, no later than 5:00 p.m. (New York time) on the Order Date for such Purchase Order a copy of the corresponding Purchase Order endorsed "Accepted" by the Trustee and indicating the Basket Gold Amount that the Authorized Participant shall Deliver to the Custodian in respect of each Basket. Prior to the transmission of the Trustee's acceptance as specified above, a Purchase Order will only represent the Authorized Participant's unilateral offer to deposit Gold in exchange for Baskets of iShares and will have no binding effect upon the Trust, the Trustee, the Custodian or any other party.

         e. Unless waived by the Trustee, the Authorized Participant will be responsible for the cost of transportation of Gold to the location where it is to be Delivered, as well as for the cost of transportation of any Gold that has to be removed from a location at which the Authorized Participant wishes to make Delivery in order to make capacity available for such Delivery at such location. The Basket Gold Amount corresponding to each Basket must be delivered no later than 11:30 a.m. (local time at the place of Delivery) on the first Custodian Day following the Order Date, at the locations specified by the Custodian. At the election of the Authorized Participant such delivery may be made for deposit in the Trustee's Custodial Account or in an account of the Authorized Participant with the Custodian. If delivery is made for deposit in the Authorized Participant's account, it will be accompanied by an irrevocable order to the Custodian authorizing the transfer of the Gold so delivered to the Trustee's Custodial Account against the delivery by the Trustee of the corresponding number of iShares as provided in paragraph "h" or "i" below, as applicable. The Authorized Participant shall contact the Custodian to obtain information regarding the location of the facilities where Delivery shall take place. The Custodian shall take all necessary measures to ensure that the facilities at which Delivery is to take place in respect of a Purchase Order are prepared to take such Delivery no later than 11:30 a.m. (local time at the place of Delivery) on the first Custodian Day following the applicable Order Date.

         f. Gold Delivered to the Custodian in the form of Gold bars must be accompanied by the corresponding bar list; provided, that an amount of Gold not exceeding 430 Ounces may be Delivered to the Custodian on an Unallocated Basis. Gold that has been Delivered to the Custodian no later than 11:30 a.m. (local time at the place of Delivery) on a Custodian Day shall be allocated by the Custodian to the Trustee's Custodial Account no later than 9:00 a.m. (New York time) (A) on the second Custodian Day following the date of such Delivery, provided that it does not exceed (i) in the case of Gold already in the possession of the Custodian prior to such Delivery, 500,000 Fine Ounces, and
(ii) in the case of Gold that was not in the possession of the Custodian prior to such Delivery, 50,000 Fine Ounces, or (B) on the fourth Custodian Day following the date of such Delivery, in the case of more than 50,000, but less than 100,000, Fine Ounces of Gold that was not in the possession of the Custodian prior to such Delivery. In all other cases Gold Delivered to the Custodian shall be allocated by the Custodian to the Trustee's Custodial Account as soon as practicable.

                                      S1-4

         g. The Custodian shall allocate Gold to the Trustee's Custodial Account by (i) making entries in the Custodian's books and records to identify such Gold as being held for the Trust, it being understood that such entries shall identify each bar of Gold so allocated by refiner, assay, serial number and gross and fine weight; (ii) physically segregating from Gold held by the Custodian for its own account or on behalf of other clients the Gold so allocated to the Trustee's Custodial Account; and (iii) sending to the Trustee, via signed facsimile and electronic mail message, a written confirmation of the allocation, including the identification of the bars allocated as described above; provided, however, that in the case of Gold delivered to The Bank of England for credit to the Custodian's account, for as long as such Gold remains in the possession of The Bank of England, the allocation of such Gold to the Custodial Account shall only require the book entries referred to in clause (i) above, and upon the completion of such entries such Gold, although held by The Bank of England in the Custodian's account, will be the absolute property of the Trust. Any Gold received by the Custodian on an Unallocated Basis in compliance with the provisions of paragraph "f" above, shall be transferred to the Trustee's Custodial Account by the Custodian.

         h. Provided that, by 9:00 a.m. (New York time) on the third Custodian Day following the Order Date corresponding to a Purchase Order,

                  (i) the Custodian shall have reported in writing to the Trustee that

                           (a)      in the case of Gold delivered by the
Authorized Participant at a facility other than The Bank of England (or, if delivered at The Bank of England, which has since been transferred to another facility), it has reviewed the bar list and the Gold received from the Authorized Participant to assure that the Gold matches the description in the bar list in terms of weight, fineness, refiner's marks and bar numbers and that, based on that review and on such further examination as the Custodian customarily performs in respect of gold purchased for its own account, the Gold deposited by the Authorized Participant in respect to such Purchase Order (A) complies with (1) the "Good Delivery" Rules of the London Bullion Market Association, and/or (2) the specifications for delivery in settlement of a COMEX gold futures contract, and/or (3) such other standards as the Custodian and the Trustee, with the approval of the Sponsor, may have adopted; and (B) is held by the Custodian on behalf of the Trust in allocated form (except for amounts not to exceed in the aggregate 430 Fine Ounces); or

                           (b)      in the case of Gold delivered by the
Authorized Participant at The Bank of England (and which remains in the custody of The Bank of England), for credit to the Custodian's account thereat, it has received confirmation of such delivery from The Bank of England and has recorded in the Custodian's books the ownership of such Gold as belonging to the trust; and

                  (ii) the Trustee shall have received from the Authorized Participant a per order transaction fee in the amount of US$2,000.00; and

                  (iii) any other conditions to the issuance under the Trust Agreement shall have been satisfied,

         the Trustee (on such date, if it is a Business Day and, if not, on the next Business Day) shall issue the aggregate number of iShares corresponding to the Baskets ordered by the Authorized Participant and Deliver them by credit to the account at DTC which the Authorized Participant shall have identified for such purpose in its Purchase Order.

                                      S1-5

         i. In all other cases, the Trustee shall issue the aggregate number of iShares corresponding to the Baskets ordered by the Authorized Participant and Deliver them by credit to the account at DTC which the Authorized Participant shall have identified for such purpose in its Purchase Order on the Business Day following the date on which the conditions set forth in clauses (i) to (iii) of paragraph "h" above shall have been met.

                                      S1-6

                                   ARTICLE III

                              REDEMPTION PROCEDURES

         Section 3.01. Redemption of iShares. Redemption of iShares shall take place only in integral numbers of Baskets in compliance with the following rules:

         a. Authorized Participants wishing to redeem one or more Baskets shall place a Redemption Order with the Trustee no later than 4:00 p.m. (New York time) on any Business Day; provided, however, that only Redemption Orders received by the Trustee prior to the Order Cut-Off Time on a Business Day on which a COMEX Relevant Price is announced shall have such Business Day as the Order Date. Redemption Orders received by the Trustee on or after the Order Cut-Off Time on any Business Day, or on a Business Day on which COMEX does not announce a COMEX Relevant Price, shall be considered received at the opening of business on the next Business Day on which a COMEX Relevant Price is announced and shall have as their Order Date such next Business Day.

         b. For purposes of paragraph "a" above, a Redemption Order shall be deemed "received" by the Trustee only when each of the following has occurred:

                  (i) An Authorized Representative shall have placed a telephone call to the Trustee's Creation and Redemption Line informing the Trustee that the Authorized Participant wishes to place a Redemption Order for a specified number of Baskets.

                  (ii) Within one hour following such telephone call, the Trustee shall have received, via facsimile or electronic mail message, a duly completed, irrevocable Redemption Order executed by an Authorized Representative of such Authorized Participant.

         c. Should the Trustee elect to accept such Redemption Order, it shall communicate its decision to the Authorized Participant by sending to the Authorized Participant (with copy to the Custodian), via facsimile or electronic mail message, no later than 5:00 p.m. (New York time) on the Order Date for such Redemption Order a copy of the corresponding Redemption Order endorsed "Accepted" by the Trustee and indicating the Gold Basket Amount that the Custodian shall Deliver to the Authorized Participant in respect of each Basket being redeemed.


         d. Unless otherwise agreed to by the Custodian, Gold will be Delivered by the Custodian in the form of Gold bars only; provided, that an amount of Gold not exceeding 430 Ounces may be Delivered by the Custodian on an Unallocated Basis. While a redeeming Authorized Participant will be entitled to express a preference as to the city or facility where it would like to have the Gold Basket Amount delivered, the Trustee, in consultation with the Custodian and taking into account the best interests of the Trust and the Owners, will have final authority to decide where such delivery will take place. The Custodian shall inform via electronic mail message or facsimile sent to an Authorized Person of the redeeming Authorized Participant no later than 11:00 a.m. (New York time) on the first Custodian Day following the Order Date of such Redemption Order the exact location(s) where Delivery will be made, and the amount of Gold to be Delivered to the Authorized Participant at each such location.


         e. Provided that (1) a Redemption Order does not require Delivery by the Custodian of more than 500,000 Fine Ounces of Gold that, following such Delivery, will continue to be held at the Custodian, or more than 50,000 Fine Ounces of Gold that will not be held at the Custodian following such Delivery, and (2) by 9:00 a.m. (New York time) on the third Custodian Day following the Order Date of a Redemption Order, the Trustee shall have confirmed in writing to the Custodian that:

                                      S1-7

                  (i) the Authorized Participant has Delivered to the Trustee's account at DTC the total number of iShares to be redeemed by such Authorized Participant pursuant to such Redemption Order;

                  (ii) the Trustee has received a per order transaction fee of US$2,000.00; and

                  (iii) any other conditions to the redemption under the Trust Agreement have been satisfied,

     the Custodian will, as applicable, on such day, at the locations and in the amounts specified in the communication sent in compliance with paragraph "d" above, either: (A) effect physical Delivery to such Authorized Participant of the corresponding amounts of Gold which complies with (1) the "Good Delivery" Rules of the London Bullion Market Association, and/or
     (2) the specifications for delivery in settlement of a COMEX gold futures contract, and/or (3) such other standards as the Custodian and the Trustee, with the approval of the Sponsor, may have adopted; or (B) credit the account indicated by the redeeming Authorized Participant in its Redemption Order. Having made such Delivery, the Custodian will send written confirmation thereof to the Trustee who will then cancel the iShares so redeemed.

         f. If a Redemption Order requires Delivery by the Custodian of between 50,000 and 100,000 Fine Ounces of Gold that will not be held at the Custodian following such Delivery, the Custodian, following receipt of written confirmation from the Trustee as described in clauses "i" to "iii" of paragraph "e" above, will make such Delivery on the fourth Custodian Day following the Order Date of such Redemption Order.

         g. In all other cases, Delivery must be completed by the Custodian as soon as, in the reasonable judgment of the Custodian, it is practicable following receipt of written confirmation from the Trustee as described in clauses "i" to "iii" of paragraph "e" above.

         h. The foregoing provisions notwithstanding, the Custodian shall not be liable for any failure or delay in making Delivery of Gold in respect of a Redemption Order arising from nuclear fission or fusion, radioactivity, war, terrorist event, invasion, insurrection, civil commotion, riot, strike, act of government, public authority or act of God, or a similar cause that is beyond the Custodian's control. In the event of any such delay, the time to complete Delivery in respect of a Redemption Order will be extended for a period equal to that during which the inability to perform continues.

         i. In the event that, by 9:00 a.m. (New York time) on the third Custodian Day following the Order Date of a Redemption Order governed by paragraph "e" above, or on the fourth Custodian Day following the Order Date of a Redemption Order governed by paragraph "f" above, Trustee's account at DTC shall not have been credited with the total number of iShares corresponding to the total number of Baskets to be redeemed pursuant to such Redemption Order, the Trustee will cancel such Redemption Order and will send via fax or electronic mail message notice of such cancellation to the respective Authorized Participant and the Custodian.

                                      S1-8

                  ANNEX I TO CREATION AND REDEMPTION PROCEDURES

                                 PURCHASE ORDER

Authorized Participant: ___________________________

Date: _______________________

PIN: ________________________

Number of fine ounces of gold to be delivered: ____________________

Location(s) where gold will be delivered:

Number of Baskets to be Issued: _____________________

Additional information required for issuance of iShares:


This Purchase Order is subject to the terms and conditions of the Depositary Trust Agreement of the iShares COMEX Gold Trust as currently in effect and the Authorized Participant Agreement among the Authorized Participant, the Trustee and the Sponsor named therein. All representations and warranties of the Authorized Participant set forth in such Depositary Trust Agreement and the Authorized Participant Agreement are incorporated herein by reference and are true and accurate as of the date hereof.

The undersigned does hereby certify as of the date set forth below that he/she is an Authorized Representative under the Authorized Participant Agreement and that he/she is authorized to deliver this Purchase Order to the Trustee on behalf of the Authorized Participant.

Date:_________________________                  By:____________________________
                                                Name:
                                                Title:

                                      S1-9

                 ANNEX II TO CREATION AND REDEMPTION PROCEDURES

                                REDEMPTION ORDER

Authorized Participant: ___________________________

Date: _______________________

PIN: ________________________

Number of iShares to be redeemed: ______________________

Additional information required for delivery of the Trust Property:


This Redemption Order is subject to the terms and conditions of the Depositary Trust Agreement of the iShares COMEX Gold Trust as currently in effect and the Authorized Participant Agreement among the Authorized Participant, the Trustee and the Sponsor named therein. All representations and warranties of the Authorized Participant set forth in the Authorized Participant Agreement are incorporated herein by reference and are true and accurate as of the date hereof.

The undersigned does hereby certify as of the date set forth below that he/she is an Authorized Representative under the Authorized Participant Agreement and that he/she is authorized to deliver this Redemption Order to the Trustee on behalf of the Authorized Participant.


Date:                                          By:
      ----------------------                       -----------------------------
                                               Name:
                                               Title:

                                      S1-10

                                   Schedule 2

                                 Standard Terms

STANDARD TERMS FOR AUTHORIZED PARTICIPANT AGREEMENTS (the "Standard Terms") agreed to as of [ ], 2004 by and between The Bank of New York, a New York banking corporation, and Barclays Global Investors, N.A., a national banking association.

                                    ARTICLE I

                       ORDERS FOR PURCHASE AND REDEMPTION

         Section 1.01 Authorization to Purchase and Redeem Baskets. Subject to the provisions of the Authorized Participant Agreement, during the term of the Authorized Participant Agreement the Authorized Participant will be authorized to purchase and redeem Baskets of iShares in compliance with the provisions of the Trust Agreement.

         Section 1.02. Procedures for Orders. Each party hereto agrees to comply with the provisions of the Trust Agreement and the Procedures to the extent applicable to it.

         Section 1.03. Consent to Recording. The phone lines used by the Trustee, the Custodian or their affiliated persons may be recorded, and the Authorized Participant hereby consents to the recording of all calls with any of those parties.

         Section 1.04. Irrevocability. The Authorized Participant agrees on behalf of itself and any Authorized Participant Client that delivery to the Trustee of an Order shall be irrevocable; provided that each of the Trust and the Sponsor reserves the right to reject any Order in compliance with the provisions of the Trust Agreement.

         Section 1.05. Costs and Expenses. The Authorized Participant shall be responsible for any and all expenses and costs incurred by the Trust in connection with any Orders.

         Section 1.06. Delivery of Property to the Trust. The Authorized Participant understands and agrees that in the event Deposit Property is not transferred to the Trust by the time specified in the Purchase Order and in compliance with the Procedures and the Trust Agreement, a Purchase Order may be cancelled by the Trustee and the Authorized Participant will be solely responsible for all costs incurred by the Trust, the Trustee or the Custodian related to the cancelled Order.

         Section 1.07. Title to Deposit Property and iShares Surrendered for Redemption. The Authorized Participant represents and warrants to the Trustee that

         a. in connection with each Purchase Order, the Authorized Participant will have full power and authority to transfer to the Trust the corresponding Deposit Property, and that upon delivery of such Deposit Property to the Custodian and/or the relevant subcustodian in accordance with the Procedures, the Trust will acquire good and unencumbered title to such property, free and clear of all liens, charges, duties imposed on the transfer of assets and encumbrances and not subject to any adverse claims or transferability restrictions, whether arising by operation of law or otherwise; and

         b. in connection with a Redemption Order, the Authorized Participant will have full power and authority to surrender to the Trustee for redemption the corresponding iShares, and upon such surrender the Trust will acquire good and unencumbered title to such iShares, free and clear of all liens,

                                      S2-1
charges, duties imposed on the transfer of assets and encumbrances and not subject to any adverse claims, transferability restrictions (whether arising by operation of law or otherwise), loan, pledge, repurchase or securities lending agreements or other arrangements which would preclude the delivery of such iShares on a "regular way" basis.

         Section 1.08.     Certain Payments or Distributions.

         a. With respect to any Purchase Order, the Trust acknowledges and agrees to return to the Authorized Participant any payment, distribution or other amount paid to the Trust in respect of any Deposit Property transferred to the Trust that, based on the valuation of such Deposit Property at the time of transfer, should have been paid to the Authorized Participant. Likewise, the Authorized Participant acknowledges and agrees to return to the Trust any payment, distribution or other amount paid to the Authorized Participant or any Authorized Participant Client in respect of any Deposit Property transferred to the Trust that, based on the valuation of such Deposit Property at the time of transfer, should have been paid to the Trust.

         b. With respect to any Redemption Order, the Authorized Participant on behalf of itself and any Authorized Participant Client acknowledges and agrees to return to the Trust any payment, distribution or other amount paid to it or an Authorized Participant Client in respect of any property transferred to the Authorized Participant or any Authorized Participant Client that, based on the valuation of such property at the time of transfer, should have been paid to the Trust. The Trust is entitled to reduce the amount of any property due to the Authorized Participant or any Authorized Participant Client by an amount equal to any payment, distribution or other sum to be paid to the Authorized Participant or to the Authorized Participant Client in respect of any property transferred to the Authorized Participant or any Authorized Participant Client that, based on the valuation of such property at the time of transfer, should be paid to the Trust. Likewise, the Trust acknowledges and agrees to return to the Authorized Participant or any Authorized Participant Client any payment, distribution or other amount paid to it in respect of any iShares transferred to the Trust that, based on the valuation of such iShares at the time of transfer, should have been paid to the Authorized Participant or such Authorized Participant Client.

                                   ARTICLE II

                           AUTHORIZED REPRESENTATIVES

         Section 2.01. Certification. Concurrently with the execution of the Authorized Participant Agreement, and as requested from time to time by the Trustee but no less frequently than annually, the Authorized Participant shall deliver to the Trust a certificate signed by the Authorized Participant's Secretary or other duly authorized official setting forth the names, e-mail addresses and telephone and facsimile numbers of all persons authorized to give instructions relating to any activity contemplated hereby or any other notice, request or instruction on behalf of the Authorized Participant (each an "Authorized Representative"). Such certificate may be accepted and relied upon by the Trust as conclusive evidence of the facts set forth therein and shall be considered to be in full force and effect until (i) receipt by the Trust of a superseding certificate in a form approved by the Trust bearing a subsequent date, or (ii) termination of the Authorized Participant Agreement.

         Section 2.02. PIN Numbers. The Trustee shall issue to each Authorized Participant a unique personal identification number ("PIN Number") by which such Authorized Participant shall be identified and instructions issued by the Authorized Participant shall be authenticated. The PIN Number shall be kept confidential and only provided to Authorized Representatives. The Authorized Participant may revoke the PIN Number at any time upon written notice to the Trustee, and the Authorized Participant shall be responsible for doing so in the event that it becomes aware that an unauthorized person has

                                      S2-2
received access to its PIN Number or has or intends to use the PIN Number in an unauthorized manner. Upon receipt of such written request, the Trustee shall, as promptly as practicable, de-activate the PIN Number. If an Authorized Participant's PIN Number is changed, the new PIN Number will become effective on a date mutually agreed upon by the Authorized Participant and the Trustee. The Authorized Participant agrees that, absent the Trustee's fraud, willful misconduct or failure to cancel the PIN Number promptly following a written request to do so from the Authorized Participant or the termination of the Authorized Participant Agreement, none of the Trust or the Trustee shall be liable for losses incurred by the Authorized Participant as a result of unauthorized use of the Authorized Participant's PIN Number prior to the time the Authorized Participant provides notice to the Trustee of the termination or revocation of authority pursuant to Section 2.03.

         Section 2.03. Termination of Authority. Upon the termination or revocation of authority of an Authorized Representative by the Authorized Participant, the Authorized Participant shall (i) give immediate written notice of such fact to the Trustee and such notice shall be effective upon receipt by the Trustee; and (ii) request a new PIN Number. The Trustee shall, as promptly as practicable, de-activate the PIN Number upon receipt of such written notice.

         Section 2.04. Verification. The Trustee may assume that all instructions issued to it using the Authorized Participant's PIN Number have been properly placed by Authorized Representatives, unless the Trustee has actual knowledge to the contrary or the Authorized Participant has revoked its PIN Number. The Trustee shall have no duty to verify that an Order is being placed by an Authorized Representative. The Authorized Participant agrees that the Trustee shall not be responsible for any losses incurred by the Authorized Participant as a result of an Authorized Representative identifying himself or herself as a different Authorized Representative or an unauthorized person identifying himself or herself as an Authorized Representative, unless the Trustee previously received from the Authorized Participant written notice to revoke its PIN Number.

                                   ARTICLE III

                      STATUS OF THE AUTHORIZED PARTICIPANT

         Section 3.01. Clearing Status. The Authorized Participant represents, covenants and warrants that, as of the date of execution of the Authorized Participant Agreement, and at all times during the term of the Authorized Participant Agreement, the Authorized Participant is and will be entitled to use the clearing and settlement services of each of the national or international clearing and settlement organizations through which, in compliance with the Procedures, the transactions contemplated hereby will clear and settle. Any change in the foregoing status of the Authorized Participant shall terminate the Authorized Participant Agreement and the Authorized Participant shall give prompt written notice thereof to the Trustee.

         Section 3.02. Broker-Dealer Status. The Authorized Participant represents and warrants that, unless the following paragraph is applicable to it, it is (i) registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, (ii) qualified to act as a broker or dealer in the states or other jurisdictions where it transacts business to the extent so required by applicable law, and (iii) a member in good standing of the NASD. The Authorized Participant agrees that it will maintain such registrations, qualifications, and membership in good standing and in full force and effect throughout the term of the Authorized Participant Agreement. The Authorized Participant further agrees to comply with all Federal laws, the laws of the states or other jurisdictions concerned, and the rules and regulations promulgated thereunder, to the extent such laws and regulations are applicable to the Authorized Participant's transactions in iShares, and with the Constitution, By-Laws and Conduct Rules of the NASD applicable

                                      S2-3
to its activities as an Authorized Participant, and that it will not offer or sell iShares in any state or jurisdiction where they may not lawfully be offered and/or sold.

         Section 3.03. Foreign Status. If the Authorized Participant is offering and selling iShares in jurisdictions outside the several states, territories and possessions of the United States and is not otherwise required to be registered, qualified, or a member of the NASD as set forth in the preceding paragraph, the Authorized Participant nevertheless agrees to observe the applicable laws of the jurisdiction in which such offer and/or sale is made (e.g., it will not offer or sell iShares of the Trust in any state or jurisdiction where they may not lawfully be offered and/or sold), to comply with the full disclosure requirements of the 1933 Act and the regulations promulgated thereunder and to conduct its business in accordance with the spirit of the NASD Conduct Rules.

         Section 3.04. Compliance with Certain Laws. If the Authorized Participant is subject to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism ("U.S.A. PATRIOT Act"), the Authorized Purchaser is in compliance with the anti-money laundering and related provisions of the U.S.A. PATRIOT Act.

         Section 3.05.     Authorized Participant Status.

         a. The Authorized Participant understands and acknowledges that the method by which Baskets of iShares will be created and traded may raise certain issues under applicable securities laws. For example, because new Baskets of iShares may be issued and sold by the Trust on an ongoing basis, at any point a "distribution", as such term is used in the 1933 Act, may occur. The Authorized Participant understands and acknowledges that some activities on its part, depending on the circumstances, may result in its being deemed a participant in a distribution in a manner which could render it a statutory underwriter and subject it to the prospectus delivery and liability provisions of the 1933 Act.

         b. The Sponsor shall ensure that the Prospectus contains an accurate and current listing of Authorized Participants.

                                   ARTICLE IV

                         ROLE OF AUTHORIZED PARTICIPANT

         Section 4.01. Independent Contractor. The Authorized Participant acknowledges and agrees that for all purposes of the Authorized Participant Agreement, the Authorized Participant will be deemed to be an independent contractor, and will have no authority to act as agent for the Trust or the Trustee in any matter or in any respect. The Authorized Participant agrees to make itself and its employees available, upon request, during normal business hours to consult with the Trustee, the Sponsor or their designees concerning the performance of the Authorized Participant's responsibilities under the Authorized Participant Agreement; provided, however, that the Authorized Participant shall be under no obligation to divulge or otherwise disclose any information that the Authorized Participant reasonably believes (i) is confidential or proprietary in nature, or (ii) the disclosure of which to third parties is otherwise prohibited.

         Section 4.02. Rights and Obligations of DTC Participant. In executing the Authorized Participant Agreement, the Authorized Participant agrees in connection with any purchase or redemption transactions in which it acts for an Authorized Participant Client or for any other DTC Participant or indirect participant, or any other Beneficial Owner, that it shall extend to any such party all of the rights, and shall be bound by all of the obligations, of a DTC Participant in addition to any obligations that it undertakes hereunder or in accordance with the Procedures.

                                      S2-4

         Section 4.03. Beneficial Owner Communications. The Authorized Participant agrees, subject to any limitations arising under federal or state securities laws relating to privacy or other obligations it may have to its customers, to assist the Trustee or the Sponsor in determining the ownership level of each beneficial owner relating to positions in iShares that the Authorized Participant may hold as record holder. In addition, the Authorized Participant agrees, in accordance with securities (and, if applicable, banking) laws, rules and regulations, to forward to such beneficial owners written materials and communications received from the Trustee or the Sponsor in sufficient quantities to allow mailing thereof to such beneficial owners.

                                    ARTICLE V

                     MARKETING MATERIALS AND REPRESENTATIONS

         Section 5.01. Authorized Participant's Representation. The Authorized Participant represents, warrants and agrees that it will not make, or permit any of its representatives to make, any representations concerning iShares other than those contained in the Trust's then current Prospectus or in any promotional materials or sales literature furnished to the Authorized Participant by the Sponsor. The Authorized Participant agrees not to furnish or cause to be furnished to any person or display or publish any information or materials relating to iShares (including, without limitation, promotional materials and sales literature, advertisements, press releases, announcements, statements, posters, signs or other similar materials), except such information and materials as may be furnished to the Authorized Participant by the Sponsor and such other information and materials as may be approved in writing by the Sponsor. The Authorized Participant understands that the Trust will not be advertised as offering redeemable securities, and that any advertising materials will prominently disclose that the iShares are not redeemable units of beneficial interest in the Trust. Notwithstanding the foregoing, the Authorized Participant may, without the written approval of the Sponsor, prepare and circulate in the regular course of its business reports, research or similar materials that include information, opinions or recommendations relating to iShares (i) for public dissemination, provided that such reports, research or similar materials compare the relative merits and benefits of iShares with other products and are not used for purposes of marketing iShares and (ii) for internal use by the Authorized Participant. Copies of the then current Prospectus of the Trust will be supplied by the Sponsor to the Authorized Participant in reasonable quantities upon request.

         Section 5.02. Prospectus. The Sponsor will provide, or cause to be provided, to the Authorized Participant copies of the then current Prospectus and any printed supplemental information in reasonable quantities upon request. The Sponsor represents, warrants and agrees that the Sponsor will notify the Authorized Participant when a revised, supplemented or amended Prospectus is available, and deliver or otherwise make available to the Authorized Participant copies of such revised, supplemented or amended Prospectus at such time and in such quantities as to enable the Authorized Participant to comply with any obligation it may have to deliver such Prospectus to customers. The Sponsor shall be deemed to have complied with this Section 5.02 when the Authorized Participant has received such revised, supplemented or amended Prospectus by e-mail, in printable form, with such number of hard copies as may be agreed from time to time by the parties promptly thereafter.

                                   ARTICLE VI

                    INDEMNIFICATION; LIMITATION OF LIABILITY

         Section 6.01. Indemnification. The provisions of this Section 6.01 shall survive termination of the Agreement.

                                      S2-5

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         a.       The Authorized Participant shall indemnify and hold harmless the Sponsor, the Trustee, the Trust, the Custodian (which the parties agree is a third-party beneficiary under this Subsection 6.01(a)) their respective subsidiaries, Affiliates, directors, officers, employees and agents, and each person, if any, who controls such persons within the meaning of Section 15 of the 1933 Act (each an "Indemnified Party") from and against any loss, liability, cost and expense (including attorneys' fees) incurred by such Indemnified Party as a result of (i) any breach by the Authorized Participant of any representations or warranties of the Authorized Participant; (ii) any failure on the part of the Authorized Participant to perform any of its obligations set forth in the Authorized Participant Agreement; (iii) any failure by the Authorized Participant to comply with applicable laws, including rules and regulations of self-regulatory organizations, that apply to it; (iv) actions of such Indemnified Party in reliance upon any instructions issued in accordance with the Procedures reasonably believed by such Indemnified Party to be genuine and to have been given by the Authorized Participant; (v) any representation by the Authorized Participant, its employees, agents or other representatives about the iShares, the Trust or any Indemnified Party that is not consistent with the Trust's then current Prospectus made in connection with the offer or the solicitation of an offer to buy or sell iShares or (vi) any untrue statement or alleged untrue statement of a material fact contained in any marketing materials or research regarding the iShares prepared by the Authorized Participant, or the omission, or alleged omission, of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         b. The Authorized Participant shall not be liable to any Indemnified Party for any damages arising out of (i) mistakes or errors in data provided in connection with purchase or redemption transactions except for data provided by the Authorized Participant, or (ii) mistakes or errors by, or arising out of interruptions or delays of communications with, the Trustee or any Indemnified Party.

                                   ARTICLE VII

                                  MISCELLANEOUS

         Section 7.01. Commencement of Trading. The Authorized Participant may not submit an Order until five Business Days after the date of execution of the Authorized Participant Agreement or a date agreed upon by the Trustee and the Authorized Participant.

         Section 7.02. Definitions. The capitalized terms used herein are defined as follows.

                                      S2-6

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         a.       "1933 Act" means the U.S. Securities Act of 1933, as amended.

         b. "Affiliate" shall have the meaning given to it by Rule 501(b) under the 1933 Act.

         c. "Authorized Participant Agreement" shall mean each Authorized Participant Agreement among the Authorized Participant, the Trustee and the Sponsor into which these Standard Terms shall have been incorporated by reference.

         d. "Authorized Participant" shall have the meaning ascribed to it in the introductory paragraph of the Authorized Participant Agreement.

         e. "Authorized Participant Client" means any party on whose behalf the Authorized Participant acts in connection with an Order (whether a customer or otherwise).

         f. "Authorized Representative" shall have the meaning ascribed to it in Section 2.01 hereof.

         g. "Basket" shall have the meaning ascribed to it in the Recitals to the Authorized Participant Agreement.

         h. "Beneficial Owner" shall have the meaning given to it by Rule 16a-1(a)(2) of the Securities Exchange Act of 1934.

         i. "Business Day" shall mean each day the exchange on which the iShares trade is open for regular trading.

         j. "Custodian" shall have the meaning ascribed to it in the Procedures.

         k. "Deposit Property" means property which, in compliance with the provisions of the Trust Agreement, must be transferred by the Authorized Participant to the Trust in exchange for iShares.

         l.       "DTC" means The Depository Trust Company.

         m.       "Indemnified Party" shall have the meaning ascribed to it in
Section 6.01.a hereof.

         n. "iShares" means iShares issued by the Trust pursuant to the provisions of the Trust Agreement.

         o.       "NASD" means the National Association of Securities Dealers,
Inc.

         p. "Order" shall have the meaning ascribed to it in Section 1 of the Authorized Participant Agreement.

         q. "Procedures" shall have the meaning ascribed to it in Section 1 of the Authorized Participant Agreement.

         r. "Prospectus" means the Trust's current prospectus included in its effective registration statement, as supplemented or amended from time to time.

         s.       "Purchase Order" shall have the meaning ascribed to it in
Section 1 of the Authorized Participant Agreement.

                                      S2-7

         t.       "Redemption Order" shall have the meaning ascribed to it in
Section 1 of the Authorized Participant Agreement.

         u. "Sponsor" shall have the meaning ascribed to it in the introductory paragraph of the Authorized Participant Agreement.

         v. "Trust" shall have the meaning ascribed to it in the introductory paragraph of the Authorized Participant Agreement.

         w. "Trust Agreement" shall have the meaning ascribed to it in the introductory paragraph of the Authorized Participant Agreement.

         x. "Trustee" shall have the meaning ascribed to it in the introductory paragraph of the Authorized Participant Agreement.

         Section 7.03. Effectiveness, Termination and Amendment. The Authorized Participant Agreement shall become effective upon execution and delivery by each of the parties thereto. The Authorized Participant Agreement may be terminated at any time by any party upon sixty days prior written notice to the other parties and may be terminated earlier by the Trustee or the Sponsor at any time in the event of a breach by the Authorized Participant of any provision of the Authorized Participant Agreement or the Procedures. The Authorized Participant Agreement supersedes any such prior agreement between or among the parties. The Authorized Participant Agreement may be amended by the Trustee and the Sponsor from time to time without the consent of the Authorized Participant or any Beneficial Owner by the following procedure: the Trustee and the Sponsor will mail a copy of the amendment to the Authorized Participant in compliance with the notice provisions of the Authorized Participant Agreement; if the Authorized Participant does not object in writing to the amendment within ten Business Days after receipt of the proposed amendment, the amendment will become part of the Authorized Participant Agreement in accordance with its terms.

         Section 7.04. Governing Law. The Authorized Participant Agreement shall be governed by and interpreted in accordance with the laws of the State of New York. The parties irrevocably submit to the non-exclusive jurisdiction of any New York State or United States Federal court sitting in New York City over any suit, action or proceeding arising out of or relating to the Authorized Participant Agreement.

         Section 7.05. Assignment. No party to the Authorized Participant Agreement shall assign any rights, or delegate the performance of any obligations, arising hereunder without the prior written consent of the other parties hereto; provided, that an entity into which a party hereto may be merged or converted, or with which it may be consolidated, or any entity resulting from any merger, consolidation or conversion to which a party hereunder shall be a party, shall be the successor of such party hereto. Any purported assignment or delegation in violation of these provisions shall be null and void. Notwithstanding the foregoing, any successor Trustee appointed in compliance with the Trust Agreement shall automatically become a party hereto and shall assume all the obligations, and be entitled to all the rights and remedies of the Trustee hereunder.

         Section 7.06. Counterparts. The Authorized Participant Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

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                                   Schedule 3

                    CERTIFICATE OF AUTHORIZED REPRESENTATIVES

Each of the following employees of [XYZ] (each, an "Authorized Representative") is authorized, in accordance with the Authorized Participant Agreement dated [ ] among [XYZ], the Sponsor and the Trustee, to submit Purchase Orders and Redemption Orders on behalf and in the name of [XYZ] and to give instructions or any other notice or request on behalf of [XYZ] with respect to such Orders or any other activity contemplated by the Authorized Participant Agreement.

Name:
e-mail Address:
Telephone:
Fax:

Name:
e-mail Address:
Telephone:
Fax:

Name:
e-mail Address:
Telephone:
Fax:

Name:
e-mail Address:
Telephone:
Fax:

The undersigned, [name of secretary or authorized officer], [title] of [XYZ], does hereby certify that the persons listed above have been duly authorized to act as Authorized Representatives pursuant to the Authorized Participant Agreement.

By:
    -----------------------
    Name:
    Title:
    Date:

                                      S3-1